As filed with the Securities and Exchange Commission on June 28, 2007
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

APOLLO GROUP, INC.
(Exact name of registrant as specified in its charter)

Arizona	86-0419443
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
4615 E. Elwood Street
Phoenix, Arizona 85040
(Address of principal executive offices) (Zip Code)
Apollo Group, Inc. Amended and Restated 2000 Stock Incentive Plan
(Full title of the Plan(s))

Joseph L. D’Amico
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)
Apollo Group, Inc.
4615 E. Elwood Street
Phoenix, Arizona 85040
(Name and address of agent for service)
(602) 966-5394
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered(1)	Offering Price per Share(2)	Aggregate Offering Price(2)	Registration Fee
Amended and Restated 2000 Stock Incentive Plan, Class A Common Stock, no par value	5,000,000 shares	$49.31	$246,550,000	$7,569.09

(1)	This Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Class A Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of the Registrant’s Class A Common Stock on June 22, 2007, as reported on the Nasdaq Global Select Market.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference
               Apollo Group, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 filed with the Commission on May 22, 2007;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2006 and February 28, 2007, filed with the Commission on May 22, 2007;

(c)	The Registrant’s Amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended February 28, 2007, filed with the Commission on May 25, 2007;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2007, filed with the Commission on June 28, 2007;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)	The Registrant’s prospectus filed with the Commission on September 28, 2000 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with its Registration Statement No. 333-33370, in which then is described the terms, rights and provisions applicable to the Registrant’s Class A common stock, including any amendments or reports the Registrant files for purposes of updating that description.
               All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
               Not applicable.
Item 5. Interests of Named Experts and Counsel
               Not applicable.
Item 6. Indemnification of Directors and Officers
               The Registrant’s amended and restated articles of incorporation permit the Registrant to indemnify a director or former director for any liability to any person for any action taken, or any failure to take any action, except liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the Registrant or its shareholders; (c) unlawful distributions; and (d) an intentional violation of criminal law. In addition, the Registrant’s amended and restated articles of incorporation permit the Registrant to make advances for expenses as permitted by Arizona law. The Registrant’s amended and restated articles of incorporation preclude the application of the mandatory indemnification and advance of expense provisions of Arizona Revised Statutes § 10-852. However, the Registrant’s bylaws provide that each director and officer (and former director and officer) shall be indemnified from any liability related to his or her service to the Registrant, to the maximum extent permitted by Arizona law, and shall be entitled to advances for reasonable expenses as permitted by Arizona law. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Arizona law prohibits a corporation from indemnifying a director either (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. In addition to the foregoing indemnification, the Registrant provides directors’ and officers’ liability insurance for claims up to $5,000,000.
Item 7. Exemption from Registration Claimed
               Not applicable.
Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s prospectus filed with the Commission on September 28, 2000 in connection with its Registration Statement No. 333-33370, together with any amendments or reports thereto, which are incorporated herein by reference pursuant to Item 3(f) of this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Amended and Restated 2000 Stock Incentive Plan.
Item 9. Undertakings
              A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “1933 Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s Amended and Restated 2000 Stock Incentive Plan.

               B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on this 28th day of June, 2007.

APOLLO GROUP, INC.

By:	/s/ Joseph L. D’Amico Joseph L. D’Amico
Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS:
               That the undersigned officers and directors of Apollo Group, Inc., an Arizona corporation, do hereby constitute and appoint Brian E. Mueller, President, and Joseph L. D’Amico, Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
               IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John G. Sperling John G. Sperling	Founder, Acting Executive Chairman of the Board and Director	June 28, 2007

/s/ Brian E. Mueller Brian E. Mueller	President and Director (Principal Executive Officer)	June 28, 2007

Signature	Title	Date

/s/ Joseph L. D’Amico Joseph L. D’Amico	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 28, 2007

/s/ Brian L. Swartz Brian L. Swartz	Senior Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	June 28, 2007

/s/ Peter V. Sperling Peter V. Sperling	Senior Vice President, Secretary and Director	June 28, 2007

/s/ Gregory Cappelli Gregory Cappelli	Executive Vice President Global Strategy, Assistant to Executive Chairman and Director	June 28, 2007

/s/ Dino J. DeConcini Dino J. DeConcini	Director	June 28, 2007

/s/ K. Sue Redman K. Sue Redman	Director	June 28, 2007

/s/ James R. Reis James R. Reis	Director	June 28, 2007

/s/ George A. Zimmer George A. Zimmer	Director	June 28, 2007

/s/ Roy A. Herberger, Jr. Roy A. Herberger, Jr., Ph.D	Director	June 28, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s prospectus filed with the Commission on September 28, 2000 in connection with its Registration Statement No. 333-33370, together with any amendments thereto, which are incorporated herein by reference pursuant to Item 3(f) of this Registration Statement.

5	Opinion and consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	Amended and Restated 2000 Stock Incentive Plan.